Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

South State Corporation

Columbia, South Carolina

We consent to the use of our reports dated February 24, 2016, with respect to the consolidated financial statements of South State Corporation and subsidiary as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

August 19, 2016